Exhibit (d)(1)(a)

                         MORGAN KEEGAN SELECT FUND, INC.
                          THREE WORLD FINANCIAL CENTER
                                200 VESEY STREET
                            NEW YORK, NEW YORK 10281



July 29, 2008



Hyperion Brookfield Asset Management, Inc.
Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York  10281

Ladies and Gentlemen:

         This Agreement is made by and between Hyperion Brookfield Asset Management, Inc. (the "Adviser") and Morgan Keegan Select Fund, Inc. (the "Fund") on behalf of its three series: Regions Morgan Keegan Select Short Term Bond Fund (the "Short Term Portfolio"), Regions Morgan Keegan Select Intermediate Bond Fund (the "Intermediate Portfolio") and Regions Morgan Keegan Select High Income Fund (the "High Income Portfolio") (each, a "Portfolio" and together, the "Portfolios").

         The Adviser hereby agrees to waive its fees and/or reimburse each Portfolio for its expenses to the extent necessary to ensure each Portfolio's annual operating expenses (excluding brokerage, interest, taxes, acquired fund fees and expenses, and extraordinary expenses) do not exceed: for the Short Term Portfolio, 0.90% of average annual net assets of Class A shares, 1.10% of average annual net assets of Class C shares, and 0.65% of average annual net assets of Class I shares; for the Intermediate Portfolio, 0.90% of average annual net assets of Class A shares, 1.25% of average annual net assets of Class C shares and 0.65% of average annual net assets of Class I shares; and for the High Income Portfolio, 1.25% of average annual net assets of Class A shares, 1.75% of average annual net assets of Class C shares, and 1.00% of average annual net assets of Class I shares.

         The Adviser retains its right to receive reimbursement of any payments made by it, or to recoup any fees waived by it, pursuant to this Agreement during the prior three fiscal years, provided that after giving effect to such repayment or recoupment, such adjusted Total Annual Operating Expenses for each Portfolio would not exceed the limitation amount listed above.

         The Fund agrees to furnish or otherwise make available to the Adviser such copies of its financial statements, reports, and other information relating to its business and affairs as the Adviser may, at any time or from time to time, reasonably request in connection with this Agreement.

         The Adviser understands that it shall look only to the assets of the Portfolios for performance of this Agreement as it relates to each Portfolio and for payment of any claim it may have hereunder relating to a Portfolio, and neither any other series of the Fund, nor any of the Fund's directors, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.


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         This Agreement shall become effective as of the date of the investment advisory agreement between the Adviser and the Fund, on behalf of its Portfolios (the "Advisory Agreement"), and shall continue in effect for an initial term of two years and thereafter indefinitely, unless sooner terminated by the Board of Directors of the Fund, on behalf of the Portfolios, or the Adviser, upon sixty
(60) days written notice to the other party. This Agreement shall terminate automatically upon the termination of the Advisory Agreement, with such termination effective upon the effective date of the Advisory Agreement's termination.

         Except insofar as the 1940 Act, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Any amendment to this Agreement shall be in writing signed by the parties hereto.

         If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.



                                            Very truly yours,

                                            MORGAN KEEGAN SELECT FUND, INC.


                                            By:  /s/ Dana E. Erikson
                                                --------------------
                                            Name: Dana E. Erikson
                                            Title: Vice President



The foregoing Agreement is hereby
accepted as of July 29, 2008

HYPERION BROOKFIELD ASSET
MANAGEMENT, INC.


By: /s/ John J. Feeney, Jr.
   ------------------------
Name: John J. Feeney, Jr.
Title: President